EXHIBIT 4.9

Trust Swap

Class A-4 Notes

CONFIRMATION FOR U.S. DOLLAR INTEREST RATE SWAP
TRANSACTION UNDER 1992 MASTER AGREEMENT

TO:	CNH Equipment Trust 2006-B (“Party B”)
ABS Unit
The Bank of New York, as Trustee
101 Barclay St., 8W
New York, New York 10286
	Tel:	212-815-2489
	Fax:	212-815-3883

FROM:	Bank of America, N.A. (“Party A”)
100 N. Tryon Street, NC 1-007-13-01
Charlotte, North Carolina 28255
Attn: Capital Markets Documentation

DATE:	September 19, 2006

Our Reference Numbers: 13984242/13984288

The purpose of this letter agreement is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below (the “Swap Transaction” or the “Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the Master Agreement specified below.

1.

The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Each party represents and warrants to the other that (a) it is duly authorized to enter into this Swap Transaction and to perform its obligations hereunder, (b) the Swap Transaction and the performance of its obligations hereunder do not violate any material obligation of such party, and (c) the person executing this Confirmation is duly authorized to execute and deliver it.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement between us dated as of September 19, 2006 (the “Agreement”). This Confirmation shall supplement, form part of, and be subject to that Agreement, and all provisions contained or incorporated by reference in the Agreement shall govern this Confirmation except as expressly modified below.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:	September 7, 2006

Effective Date:	September 19, 2006

Termination Date:	The earliest of (i) March 15, 2012 or (ii) when the Notional Amount hereunder has been reduced to zero, subject to early termination in accordance with the terms of the Agreement.

Calculation Periods:

For each Payment Date, the period from and including the immediately preceding Payment Date to, but excluding, such Payment Date (without regard to any Business Day adjustment in respect of Payment Dates, in the case of Fixed Rate Calculation Periods), during the Term of this Swap Transaction, except that (a) the initial Calculation Period will commence on, and include, the Effective Date, and (b) the final Calculation Period will end on, but exclude, the Termination Date (without regard to any Business Day adjustment in the case of the final Fixed Rate Calculation Period).

Floating Rate Calculation Periods correspond to “Interest Periods” under the Indenture dated as of September 1, 2006, between Party B, issuer, and JPMorgan Chase Bank, as indenture trustee (the “Indenture”).

Notional Amount:

For the Initial Calculation Period, the Outstanding Amount of the Class A-4 Notes as of the close of business on the first day of each Floating Rate Calculation Period “Outstanding Amount” and “Class A-4 Notes” each has the meaning specified in Appendix A to the Indenture.

Payment Dates:	The 15th day of each month, subject to the Following Business Day Convention, corresponding to “Payment Dates” under the Indenture.

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer
Payment Dates:	The 15th day of each month, commencing October 15, 2006, subject to adjustment in accordance with the Following Business Day Convention. No adjustment of Period End Dates.

Fixed Rate:	5.143 per cent

Fixed Rate
Day Count Fraction:	30/360

Fixed Rate Payer Payment
Amounts:	For each Payment Date, in respect of a Calculation Period, the product of (a) the Fixed Rate, (b) the Fixed Rate Day Count Fraction and (c) the Notional Amount for such Calculation Period.

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer
Payment Dates:	The 15th day of each month, commencing October 15, 2006, subject to adjustment in accordance with the Following Business Day Convention.

Floating Rate Option:	USD-LIBOR-BBA (set two London Banking Days prior to the first day of each Calculation Period).

Designated Maturity:	One month

Initial Floating Rate:	To be determined two (2) London Business Days prior to the Effective Date

Spread:	None

Floating Rate
Day Count Fraction:	Actual/360

Floating Rate Payer
Payment:	For each Payment Date, in respect of a Calculation Period, the product of (a) the Floating Rate, (b) the Floating Rate Day Count Fraction and (c) the Notional Amount for such Calculation Period.

Reset Dates:

Other than in connection with the Initial Floating Rate, on each Payment Date beginning with the October Payment Date, the Floating Rate (as determined two London Banking Days prior to each such Payment Date) will reset for the Floating Rate Calculation Period commencing on each such Payment Date.

Compounding:	Inapplicable

Business Days:	New York

Business Day Convention:	Following (in respect of Payment Dates and Floating Rate Calculation Period End Dates only).

Calculation Agent:	Party A

3.		Account Details:

Payments to Party A:	Name:	Bank of America, N.A.
	ABA#:	026009593
	Acct:	6550219386
	Attn:	Rate Derivatives Settlements

Payments to Party B:	Name:	JPMorgan Chase Bank
New York, NYE
	ABA#:	02100002
	Account #:	507199782
	Ref:	CNH Equip 2006-B Collection Account
	Attn:	Keith Richardson
	Telephone:	312-267-5030

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Confirmation to the attention of Global Derivative Operations (fax no. (312) 234 3603).

Accepted and confirmed as of the date first written:

Bank of America, N.A.		CNH Equipment Trust 2006-B

By: The Bank of New York, not in its individual capacity but solely as Trustee

By:	/s/Roger Heintzelman	By:	/s/Catherine Murray
Name:	Roger Heintzelman	Name:	Catherine Murray
Title:	Senior Vice President	Title:	Assistant Vice President